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                                                                     EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS


                                      Quarter Ended          Nine Months Ended
                                      September 30,             September 30,
                                  --------------------      --------------------
                                    1996        1995         1996        1995
                                    ----        ----         ----        ----
Net Income ($000)                 $14,353     $129,746      $90,995     $367,904


Weighted Average Common
  Shares Outstanding           69,421,132   70,199,410   69,164,387   70,104,025


Earnings Per Share                  $0.21        $1.85        $1.32        $5.25


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis  69,784,214   70,968,515   69,568,382   70,702,533


Primary Earnings Per Share          $0.21        $1.83        $1.31        $5.20


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                69,784,214   70,985,037   69,568,382   70,889,652


Fully Diluted Earnings Per Share    $0.21        $1.83        $1.31        $5.19



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